Exhibit 31

M &F WORLDWIDE CORP.

STOCKHOLDERS AGREEMENT

Stockholders Agreement, dated as of this 20th day of January 2009 (this “Agreement”), by and between MacAndrews & Forbes Holdings Inc., a Delaware corporation (“MacAndrews”), and M&F Worldwide Corp., a Delaware corporation (the “Company”).  Certain terms used in this Agreement are defined in Section 4 hereof.

R E C I T A L S

WHEREAS, MacAndrews, through two wholly owned subsidiaries, currently beneficially owns approximately 42% of the Company’s Common Stock; and

WHEREAS, MacAndrews and the Company desire to promote their mutual interests by agreeing to certain matters relating to potential future acquisitions of Common Stock by MacAndrews and related matters.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto hereby agree as follows:

1.         REPRESENTATIONS AND WARRANTIES

MacAndrews, on behalf of itself and its sole stockholder, hereby represents and warrants to the Company that (x) its current intentions regarding future acquisitions of Common Stock are as set forth in Amendment No. 22 to MacAndrews’ Schedule 13D, which states that, depending on market conditions and other factors, MacAndrews may seek to acquire additional shares of Common Stock through open market purchases, block purchases or otherwise and (y) in light of such current intentions, it is not required at this time to make any additional disclosure pursuant to either Rule 13d-5 or Rule 13e-3 under the Securities Exchange Act of 1934.

2.         COVENANTS

(a)           Subject to Section 2(b), MacAndrews agrees, on behalf of itself and its Affiliates, not to acquire beneficial ownership of any shares of Common Stock such that its beneficial ownership of the Common Stock would exceed 45% (or further increase such beneficial ownership above 45%) of the outstanding Common Stock, without providing the Company and the Board with three Business Days prior written notice of such proposed acquisition, together with an update, if any, as to its current intent regarding acquisitions of additional shares of Common Stock and, except as may be described in an amendment to MacAndrews’ Schedule 13D, confirming the representations and warranties in Section 1 above as of such date (“Section 2A Notice”).  In addition, (1) MacAndrews agrees to  promptly provide the Company and the Board with a Section 2A Notice to the extent that it has knowledge of an acquisition or pending acquisition of shares of Common Stock by any of its Public Affiliates and (2) MacAndrews agrees, on behalf of itself and its Affiliates, not to acquire beneficial ownership of any shares of Common Stock such that its beneficial ownership of the Common Stock would exceed 45% (or further increase such beneficial ownership above 45%) of the outstanding Common Stock from such time as it has knowledge of an acquisition or pending acquisition of shares of Common Stock by any of its Public Affiliates until at least three Business Days after delivery of the Section 2A Notice pursuant to the preceding clause (1).

(b)           The provisions of Section 2(a) shall not apply to (i) equity-based compensation awards (including stock option grants, restricted stock grants and pursuant to the exercise of stock options granted) that, in each case, were approved by the Company’s compensation committee or the Board in respect of service on the Board or any committee thereof or (ii) acquisitions of shares pursuant to any stock split or stock dividend effected by the Company.

(c)           As long as the Company has public equity securities (including the Common Stock) outstanding, MacAndrews will use its best efforts to assure that the Company will continue to maintain a Board comprised of a majority of Independent Directors as well as nominating and compensation committees comprised solely of Independent Directors, in accordance with NYSE listing rules for non-controlled companies.

(d)           Prior to Transferring any shares of Common Stock to any Affiliate, MacAndrews agrees to cause such Transferee to agree in writing to be bound by the provisions of this Agreement applicable to MacAndrews.

3.         TERMINATION.  The Agreement shall terminate:

(a)           at such time as MacAndrews, together with its Affiliates, beneficially own less than 20% of the Common Stock; and

(b)           on the date that MacAndrews and the Company shall have agreed in writing to terminate this Agreement, provided that such termination is approved by a majority of the Independent Directors of the Company or a committee of the Board comprised solely of Independent Directors.

4.         INTERPRETATION OF THIS AGREEMENT

(a)           Terms Defined.  As used in this Agreement, the following terms have the respective meaning set forth below:

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such first Person. The terms “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”) means, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise; provided, however, that for purposes of Section 2(a) of this Agreement, Affiliate shall not include any Public Affiliate.

“beneficial ownership” or “beneficially own” are used within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act, provided that a Person shall be deemed to beneficially own any securities that such Person has the right to acquire, without regard to the 60-day time period in Rule 13d-3(d)(1)(i).

“Board” means the board of directors of the Company.

“Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in New York City are authorized by law to close.

“Common Stock” means the Company’s authorized shares of common stock, par value $0.01 per share, and any stock into which such common stock may hereafter be converted, changed or reclassified.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Independent Directors” means directors of the Company who satisfy the criteria for “independent director” under the rules of the New York Stock Exchange or any other principal stock exchange on which the Common Stock is listed.  Without limiting the foregoing, Independent Directors shall not include any Person affiliated with MacAndrews or any of its Affiliates (provided that, for the avoidance of doubt, persons who serve only as consultants of MacAndrews or any of its Affiliates shall not be considered an affiliate of MacAndrews by virtue of such relationship) or, with respect to any specific vote or other decision, any director who has recused him or herself from the vote of the Board (or committee thereof) with respect to such vote or other decision.

 “Person” means an individual, partnership, joint-stock company, corporation, limited liability company, trust or unincorporated organization, and a government or agency or political subdivision thereof.

“Public Affiliate” means any Affiliate that has public equity securities outstanding.

“SEC” means Securities and Exchange Commission.

 “Transfer” means, with respect to any Common Stock, (i) when used as a verb, to sell, assign, dispose of, exchange, pledge, encumber, hypothecate or otherwise transfer such Common Stock or any participation or interest therein, whether directly or indirectly, or permit, agree or commit to do, any of the foregoing, and (ii) when used as a noun, a direct or indirect sale, assignment, disposition, exchange, pledge, encumbrance, hypothecation or other transfer of such Common Stock or any participation or interest therein, or any agreement or commitment to do any of the foregoing.

(b)           Capacity.  All agreements and understandings made herein shall be made solely in MacAndrews’ capacity as a direct or indirect stockholder of the Company and shall not affect any of its Affiliates’ actions solely in such Person’s capacity as a director or officer of the Company.

(c)           Directly or Indirectly.  Where any provision in this Agreement refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.  Without limiting the foregoing, MacAndrews agrees to cause MFW Holdings One LLC and MFW Holdings Two LLC to comply with this Agreement as if they were a party hereto.

(d)           Section Headings.  The headings of the sections and subsections of this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

(e)           Other Interpretative Provisions.  The parties have participated jointly in negotiating and drafting this Agreement.  In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.  When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement, unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  The words “hereby,” “herein,” “hereof,” “hereto,” “hereunder” and words of similar import refer to this Agreement as a whole and not merely to the specific section, paragraph or clause in which such word appears.  References in the singular shall be deemed to include references in the plural as appropriate.

5.         MISCELLANEOUS

(a)           Notices.

(i)           All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or by facsimile or electronic mail, upon confirmation of receipt or (b) on the second Business Day after delivery to Federal Express or similar express courier or the Express Mail service maintained by the United States Postal Service specifying two (2) Business Day or sooner delivery.  All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice (or at such other address for a party as shall be specified in a notice given in accordance with this Section 5(a)):

(A)           if to MacAndrews, at 35 East 62 Street, New York, NY 10065, Attn: Michael W. Mitchell (facsimile: (212) 572-5151; e-mail: mmitchell@mafgrp.com), with a copy to Skadden, Arps, Slate Meagher & Flom L.L.P., Four Times Square, New York, New York, 10036; Attention Franklin M. Gittes and Alan C. Myers (facsimile: 917.777.3760, 917.777.3780; email: franklin.gittes@skadden.com, alan.myers@skadden.com), or at such other address as MacAndrews may have furnished the Company in writing;

(B)           if to the Company or the Board c/o the Company at 35 East 62nd Street, New York, NY 10065, Attn: Chief Legal Officer (facsimile: (212) 572-5151, e-mail: sfasman@mafgrp.com), with a copy to Willkie Farr & Gallagher LLP, 787 Seventh Avenue, New York, NY 10019, Attn: Benito Romano and Jeffrey S. Hochman  (facsimile: (212) 728-8111; e-mail: bromano@willkie.com, jhochman@willkie.com), and to the Chairman of each of the Audit and Governance Committees at their addresses as set forth in the books and records of the Company, or at such other address or addresses as it may have furnished in writing to MacAndrews.

(b)           Injunctive Relief.  The Company and MacAndrews hereby acknowledge that it is impossible to measure in money the damages which will accrue to the Company by reason of the failure of MacAndrews to perform any of its obligations set forth in this Agreement.  Therefore, the Company shall have the right to specific performance of such obligations, and if the Company shall institute any action or proceeding to enforce the provisions hereof, MacAndrews hereby waives the claim or defense that the Company has an adequate remedy at law.

(c)           Successors and Assigns.  This Agreement shall inure to the benefit of and be binding upon the successors and assigns of each of the parties.

(d)           Parties in Interest.  This Agreement shall be binding upon, inure solely to the benefit of, and be enforceable by, the parties hereto and their successors and permitted assigns.  Nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person not a party hereto any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

(e)           Entire Agreement; Amendment and Waiver.

(i)           This Agreement constitutes the entire understanding of the parties hereto relating to the subject matter hereof and supersedes all prior understandings between such parties relating to the subject matter hereof.

(ii)           Neither the failure nor any delay by any party hereto in exercising any right, power or privilege under this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege.  To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement can be discharged by any party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by such party, (b) no waiver that may be given by any party will be applicable except in the specific instance for which it is given and (c) no notice to or demand on a party will be deemed to be a waiver of any obligation of such party and no notice from or demand by a party will be deemed to be a waiver of such party’s right to take further action without notice or demand as provided in this Agreement.

(iii)           This Agreement may be amended, and the observance of any term of this Agreement may be waived, with (and only with) the written consent of each of MacAndrews and the Company; provided, however, that any such amendment or waiver must be approved on behalf of the Company by a majority of the Independent Directors of the Company or a committee of the Board comprised solely of Independent Directors.

(f)           Governing Law, Jurisdiction; Waiver Of Jury Trial.

(i)           This Agreement shall be construed, performed and enforced in accordance with, and governed by, the laws of the State of Delaware, without giving effect to the principles of conflicts of laws thereof.  Each of the parties hereto irrevocably elects as the sole judicial forum for the adjudication of any matters arising under or in connection with this Agreement, and consent to the exclusive jurisdiction of, the state and federal courts of the State of Delaware, New Castle County.

(ii)           EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE ISSUES NOT WELL SUITED TO DETERMINATION BY A JURY, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5(f).

(g)           Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of this Agreement is not affected in any manner adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the terms of this Agreement remain as originally contemplated to the fullest extent possible.

(h)           Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Stockholders Agreement as of the date first above written.

M&F WORLDWIDE CORP.

By:	/s/ Steven L. Fasman
	Name:	Steven L. Fasman
	Title:	Senior Vice President and Chief Legal Officer

MACANDREWS & FORBES HOLDINGS INC.

By:	/s/ Michael W. Mitchell
	Name:	Michael W. Mitchell
	Title:	Executive Vice President and General Counsel